UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 16, 2006
LEAP WIRELESS INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-29752 (Commission File Number)	33-0811062 (IRS Employer Identification No.)

10307 Pacific Center Court, San Diego, California (Address of Principal Executive Offices)		92121 (Zip Code)
Registrant’s telephone number, including area code: (858) 882-6000
Not Applicable
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 2.03. Creation of a Direct Financial Obligation of a Registrant.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
EXHIBIT 10.1
EXHIBIT 10.2
EXHIBIT 10.3
EXHIBIT 10.4

Item 1.01. Entry into a Material Definitive Agreement.
On June 16, 2006, Leap Wireless International, Inc., or Leap, and its wholly owned subsidiary Cricket Communications, Inc. (as borrower), or Cricket, entered into an Amended and Restated Credit Agreement with the lenders named therein and Bank of America, N.A. (as Administrative Agent and L/C Issuer).
The new facilities under the Amended and Restated Credit Agreement consist of a seven-year $900 million term loan, which was fully drawn at closing, and an undrawn five-year $200 million revolving credit facility. Under the Amended and Restated Credit Agreement, the term loan bears interest at the London Interbank Offered Rate (LIBOR) plus 2.75 percent or the bank base rate plus 1.75 percent, as selected by Cricket, with the rate subject to adjustment based on Leap’s corporate family debt rating. Outstanding borrowings under the term loan must be repaid in 24 quarterly payments of $2.25 million each, commencing September 30, 2006, followed by four quarterly payments of $211.5 million each, commencing September 30, 2012. The commitment fee on the revolving credit facility is payable quarterly at a rate of between 0.50 and 0.25 percent per annum, depending on Leap’s consolidated senior secured leverage ratio. Borrowings under the revolving credit facility would currently accrue interest at LIBOR plus 2.75 percent or the bank base rate plus 1.75 percent, as selected by Cricket, with the rate subject to adjustment based on Leap’s consolidated senior secured leverage ratio. The new credit facilities are guaranteed by Leap and all of its direct and indirect domestic subsidiaries other than Cricket, or the Subsidiary Guarantors, and are secured by substantially all present and future personal property and owned real property of Leap, Cricket and the Subsidiary Guarantors.
Loan proceeds (net of the $600 million term loan outstanding under Cricket’s credit agreement immediately prior to the amendment and restatement) are expected to be used by Cricket and its subsidiaries for the purchase and build-out of wireless licenses, including licenses that may be purchased from the Federal Communications Commission, or the FCC, in the “Advanced Wireless Service” Auction of wireless licenses (also known as Auction No. 66). Loan proceeds will also provide Cricket and its subsidiaries with funds for ongoing working capital, acquisitions, acquisition-related build-outs, investments, general corporate purposes and payment of transaction fees and expenses (including arrangement fees and a syndication fee).
Under the Amended and Restated Credit Agreement, Leap and its subsidiaries are subject to certain limitations, including limitations on their ability: to incur additional debt or sell assets, with restrictions on the use of proceeds; to make certain investments and acquisitions (including investments in designated entities, including for the purposes of participation in the FCC’s Auction No. 66); to grant liens; and to pay dividends and make certain other restricted payments. In addition, Leap and its subsidiaries will be required to pay down the facilities under certain circumstances if they issue debt, sell assets or property, receive certain extraordinary receipts or generate excess cash flow (as defined in the Amended and Restated Credit Agreement). Leap and its subsidiaries are also subject to a financial covenant with respect to a maximum consolidated senior secured leverage ratio and, if a revolving credit loan or uncollateralized letter of credit is outstanding, with respect to a minimum consolidated interest coverage ratio, a maximum consolidated leverage ratio and a maximum fixed charge ratio.
Affiliates of Highland Capital Management, L.P. (a beneficial shareholder of Leap and an affiliate of James D. Dondero, a director of Leap) participated in the syndication of the new facilities in amounts equal to $225 million of the $900 million term loan and $40 million of the $200 million revolving credit facilities, and received a syndication fee in connection with their participation.
The Amended and Restated Credit Agreement, and the associated security agreement and guaranties described above, are being filed with this Current Report on Form 8-K as Exhibits 10.1 through 10.4.
Item 2.03. Creation of a Direct Financial Obligation of a Registrant.
The information set forth in Item 1.01 above is incorporated into this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.
(c) Exhibits.
10.1	Amended and Restated Credit Agreement, dated June 16, 2006, by and among Cricket Communications, Inc., Leap Wireless International, Inc., the lenders party thereto and Bank of America, N.A., as administrative agent and L/C issuer;

10.2	Amended and Restated Security Agreement, dated June 16, 2006, made by Cricket Communications, Inc., Leap Wireless International, Inc. and the Subsidiary Guarantors to Bank of America, N.A., as collateral agent;

10.3	Amended and Restated Parent Guaranty, dated June 16, 2006, made by Leap Wireless International, Inc. in favor of the secured parties under the Credit Agreement (the “Secured Parties”);

10.4	Amended and Restated Subsidiary Guaranty, dated June 16, 2006, made by the Subsidiary Guarantors in favor of the Secured Parties.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEAP WIRELESS INTERNATIONAL, INC.
Date: June 16, 2006	By:	/s/ Robert J. Irving, Jr.
Robert J. Irving, Jr.
Senior Vice President, General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amended and Restated Credit Agreement, dated June 16, 2006, by and among Cricket Communications, Inc., Leap Wireless International, Inc., the lenders party thereto and Bank of America, N.A., as administrative agent and L/C issuer
10.2	Amended and Restated Security Agreement, dated June 16, 2006, made by Cricket Communications, Inc., Leap Wireless International, Inc. and the Subsidiary Guarantors to Bank of America, N.A., as collateral agent
10.3	Amended and Restated Parent Guaranty, dated June 16, 2006, made by Leap Wireless International, Inc. in favor of the secured parties under the Credit Agreement (the “Secured Parties”)
10.4	Amended and Restated Subsidiary Guaranty, dated June 16, 2006, made by the Subsidiary Guarantors in favor of the Secured Parties